Exhibit 99.2

                                SIDE LETTER NO. 1
                                     TO THE
                           PLACEMENT AGENCY AGREEMENT



                                                          As of January 13, 1998



Paramount Capital, Inc.
787 Seventh Avenue
New York, New York  10019


Dear Sirs:

                           This letter shall constitute Side Letter No. 1 to the
Placement Agency Agreement (the "Placement Agency Agreement") dated October 26, 1997 between Procept, Inc., a Delaware corporation (the "Company") and Paramount Capital, Inc. (the "Placement Agent").

                  The parties hereto agree to the following amendments to the Placement Agency Agreement:

                  1. The Company and the Placement Agent hereby agree to modify the terms of the Offering as follows: (i) the ceiling on the Offering Price shall be $0.50 instead of $2.00, (ii) the Class C warrant coverage shall be increased from 50% warrant coverage to 100% warrant coverage and (iii) the 50% discount contained in the Offering Price formula shall be changed to a 25% discount.

                  2. The Company and the Placement Agent hereby agree to change the size of the Offering from a Minimum Offering of 25 Units, for an aggregate dollar amount of $2,500,000, to a Minimum Offering amount of 10 Units, for an aggregate dollar amount of $1,000,000. The Maximum Offering of 100 Units, for an aggregate dollar amount of $10,000,000, is hereby changed to a Maximum Offering amount of 60 Units, for an aggregate dollar amount of $6,000,000. In addition, the Company has granted an over-allotment option in favor of the Placement Agent to offer up to an additional 60 Units ($6,000,000) in lieu of an over-allotment option in favor of the Placement Agent to offer up to an additional 150 Units ($15,000,000).

                  3. The Company and the Placement Agent hereby agree to extend the Final Closing Date of the Offering until March 13, 1998, subject to the right of the Placement Agent to further extend the Offering for an additional 60 days.

                  Capitalized terms used but not defined in this letter shall have the meanings provided in the Placement Agency Agreement. Except as expressly provided herein, the terms of the Placement Agency Agreement shall remain in full force and effect without modification or amendment.

                  If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose, whereupon this shall constitute a binding agreement between us.


                                   PROCEPT, INC.


                                   By:  /s/ John F. Dee
                                        ----------------------------------
                                   Name: John F. Dee
                                   Title: President and Chief Executive Officer



Agreed to by:

PARAMOUNT CAPITAL, INC.



By:  /s/Lindsay A. Rosenwald
     ------------------------------------
Name:  Lindsay A. Rosenwald, M.D.
Title: Chairman